March 15, 2001


Gene D. Ross
President & CEO
Essex Bancorp, Inc.
Interstate Corporate Center
Building #9, Suite 200
Norfolk, VA  23502

Dear Gene:

Centura Bank (the "Bank") is pleased to offer to Essex Acquisition Corp., a Virginia corporation (the "Borrower"), financing on the terms and conditions as hereinafter provided.

Loan Amount:               Six month  closed  end line of  credit  not to exceed
                           $2,000,000.  Proceeds  of the  Loan  are  to be  used
                           exclusively   for  the  repurchase  of  100%  of  the
                           outstanding  common  stock  of  Essex  Bancorp,  Inc.
                           ("Essex Bancorp") and to pay associated expenses as approved by the Bank.

Interest Rate: A floating rate equal to Wall Street Journal Prime Rate less .25% or 30 day LIBOR plus 2.5%, to be selected by the Borrower upon the acceptance of this commitment. All interest will be calculated on a 360-day year based upon the actual number of days elapsed.

Commitment Fee:            Non-refundable  1/2% fee on borrowed funds ($5,000 to
                           be paid upon advance of initial $1,000,000 and the remainder paid with each advance).

Term: Quarterly interest payments for the initial six months followed by nineteen quarterly payments of principal and interest with a final payment of the unpaid balance due at the end of five years from the date of the note evidencing the Loan. Debt amortization will be based on a seven year repayment schedule.

Collateral:                Pledge  at all  times of not less  than 51% of common
                           stock of Essex Savings Bank, F.S.B. ("Essex Bank").

Loan Agreement:            The   Borrower   will  execute  and  deliver  a  Loan
                           Agreement   with  the   Bank   which   will   contain
                           representations, warranties, affirmative and negative covenants and will be otherwise satisfactory to the Bank. In addition to standard covenants, the Loan
                           Agreement will contain the following provisions:

                           The   Borrower   will  not  create   any   additional
                           indebtedness for borrowed money.

                           Borrower will maintain its existence in good standing as a financial holding company and will not merge, consolidate, dissolve or sell or otherwise dispose of any subsidiary or any of its material assets (as determined by the Bank).

                           The Borrower will not create, permit or suffer to exist any lien on its assets, other than liens in favor of the Bank.

                           The Borrower will not take any action which would cause a dilution of the common stock of Essex Bank.

                           The Borrower shall maintain a depository relationship with the Bank.

                           During the term of the commitment, there shall be no change in control, ownership, or legal structure of the Borrower without the prior written consent of the Bank.


Financial Reporting:       Year end audited consolidated financial statements of
                           the  Borrower  within  90 days  of  fiscal  year  end
                           prepared  by  a  certified  public   accounting  firm
                           acceptable to the Bank.

                           Quarterly internally prepared consolidated financial statements of the Borrower within 45 days of fiscal Quarter end, to include balance sheet and profit and loss statements, prepared in a form acceptable to the Bank, and signed by an officer of the Borrower attesting to their accuracy.

Conditions:                The  Bank  shall  not be  obligated  to make the Loan
                           until all conditions precedent have been fulfilled to the Bank's satisfaction including:

                           Receipt of a non-objection letter regarding the Loan and stock repurchase plan from the Office of Thrift Supervision.

                           Receipt of a "fairness opinion" from an investment banker acceptable to the Bank regarding the purchase price of the Essex Bancorp stock.

                           Receipt of a satisfactory opinion of Borrower's counsel regarding the transactions contemplated hereby and the validity and enforceability of the Loan and the security therefor, including the senior status of the Loan to the Series B and C Preferred stock of the Borrower.

                           The form, scope and substance of all documents and liens must be satisfactory to the Bank in all respects.

Other Conditions:          This  commitment is subject to the maintenance by the
                           Borrower of a condition  satisfactory to Bank and the
                           delivery  and/or  execution of Loan,  Loan Agreement,
                           security,   opinions  of  counsel  and  informational
                           documents satisfactory to the Bank. Examples of an unsatisfactory condition include, but are not limited to, a material change in management, an adverse change in financial condition, or any default by the Borrower on any obligation to the Bank or to a third party.

                           In no event shall either the Borrower or the Bank be liable to the other for indirect, special, or consequential damages which may arise out of or are in any way connected with the issuance of this commitment.

                           All costs, expenses and fees incurred to date, as well as, to close the commitment and perfect the Bank's security interest will be the responsibility of the Borrower, whether or not the transaction contemplated herein closes.

                           All information and representations made by the Borrower to the Bank are and will be accurate at closing.

                           This commitment shall be governed by the laws of the Commonwealth of Virginia.

                           This commitment is for the sole and exclusive benefit of the Borrower and may not be assigned by the Borrower.

                           This commitment and all terms and provisions outlined above shall survive the closing and shall be binding on the Borrower after such closing. In the event of any inconsistency between any provisions in this commitment letter and any provisions in the loan documents, the loan documents shall govern.

                           No condition or other term of this commitment may be waived or modified except by modifications in writing signed by the Borrower, and the Bank.

Please call me if you have any questions about the terms of this offer. If this commitment is not accepted with an executed copy received by the Bank by March 30, 2001, and closed by April 30, 2001, this commitment shall be null and void at the option of the Bank. To acknowledge your acceptance, please sign below and return to me. We look forward to working with you.

Sincerely,


Gregory D. Frederick


Accepted and agreed to this ____________ day of _______________, 2001.

Essex Acquisition Corp.


By:      _________________________________________

Title:   _________________________________________



Interest Rate Selected:

_____    Prime Rate

_____    30-Day LIBOR Rate